As filed with the Securities and Exchange Commission on July 18, 2007

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNITED BANCORPORATION OF ALABAMA, INC.
(Exact name of registrant as specified in charter)

Delaware	63-0833573
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

P.O. Drawer 8, Atmore, Alabama 36504
(Address of principal executive offices)

UNITED BANCORPORATION OF ALABAMA, INC.

2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

ROBERT R. JONES, III

President & Chief Executive Officer

P.O. Drawer 8

Atmore, Alabama 36504

Telephone: (251) 446-6000

(Name, address, and telephone number, including area code,

of agent for service)

Copies of all communications to:

JAMES DALE SMITH, ESQ.

Armbrecht Jackson LLP

P.O. Box 290

Mobile, Alabama  36601

(251) 405-1300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A Common Stock, $.01 par value	308,000 shares	$20.00	$6,160,000.00	$189.11

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of securities to be offered or issued pursuant to the antidilution provisions of the Plan described herein.

(2)

Pursuant to Rule 457 under the Securities Act, the offering price is estimated solely for the purpose of determining the registration fee and is based on the most recent sales price of $20.00 of Class A Common Stock reported to the Registrant for a sale on Jun 20, 2007.

EXPLANATORY STATEMENT

This Registration Statement is being filed in order to register 308,000 shares of Class A common stock, $.01 par value per share, of United Bancorporation of Alabama, Inc. (the “Registrant”), which may be sold pursuant to the terms and conditions of the United Bancorporation of Alabama, Inc. 2007 Equity Incentive Plan, as amended (the “2007 Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(a)

The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006.

(c)

The Registrant’s definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with the Registrant’s May 2, 2007 annual meeting of stockholders.

(d)

The description of the Registrant’s $.01 par value Class A common stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated by reference herein, shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4:  Description of Securities.

Not applicable.

Item 5:  Interest of Named Experts and Counsel.

Not applicable.

Item 6:  Indemnification of Directors and Officers.

The Restated Certificate of Incorporation (the “Certificate”) of the Registrant contains a provision which eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Certificate further provides that the Registrant shall indemnify any person who was or is a party to any civil, criminal, administrative or investigative action, suit, or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the Delaware General Corporation Law, upon such determination having been made as to his good faith and conduct as required by said Delaware General Corporation Law.  Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

In addition to the Certificate of the Registrant, Section 145(c) of the Delaware General Corporation Act requires the Registrant to indemnify a present or former director or officer who has been successful on the merits or otherwise in defending any proceeding described above.  The Delaware General Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacity.

Item 7:  Exemption from Registration Claimed.

Not applicable.

Item 8:  Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 9:  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atmore, State of Alabama, on July 18, 2007.

UNITED BANCORPORATION OF ALABAMA, INC.

By: /s/ Robert R. Jones, III
Robert R. Jones, III
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert R. Jones, III and Allen O. Jones, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature	Title	Date

July 18, 2007
/s/ Robert R. Jones, III
Robert R. Jones, III	President, Chief Executive Officer, Director (Principal Executive Officer)

/s/ Allen O. Jones, Jr.
Allen O. Jones, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 18, 2007

/s/ Michael R. Andreoli
Michael R. Andreoli	Director	July 18, 2007

/s/ David D. Swift
David D. Swift	Director	July 18, 2007

/s/ William J. Justice
William J. Justice	Director	July 18, 2007

/s/ Dale M. Ash
Dale M. Ash	Director	July 18, 2007

/s/ J. Wayne Trawick
J. Wayne Trawick	Director	July 18, 2007

/s/ L. Walter Crim
L. Walter Crim	Director	July 18, 2007

EXHIBIT INDEX

Exhibit No.	Description

4

United Bancorporation of Alabama, Inc. 2007 Equity Incentive Plan (incorporated herein by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 9, 2007).

5	Opinion and Consent of Armbrecht Jackson LLP with respect to legality of securities registered.

23.1	Consent of Armbrecht Jackson LLP (included in Exhibit 5).

23.2	Consent of Mauldin & Jenkins, LLC.

24	Power of Attorney (included with signature page in Part II of this registration statement).